Exhibit 99.5

Statement as to the report referred to in Exhibit 99.1(b)

The Annual Independent Account's Servicing Report ("Clarion Servicing Report") for the year ended December 31, 2002, with respect to Clarion Partners, LLC ("Clarion"), referenced above as part of Exhibit 99.1, is not included herewith and will be filed within 15 days.

Paragraph 5 does not address Clarion's compliance with the minimum servicing standards. The certification filed together with the Clarion Servicing Report will address Clarion's compliance with the minimum servicing standards.